Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Cavco Industries, Inc. of our reports dated May 19, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., appearing in the Annual Report on Form 10-K of Cavco Industries, Inc. for the year ended April 1, 2023.

/s/ RSM US LLP

Phoenix, Arizona
August 1, 2023